Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

August 25, 2022

Gelesis Holdings, Inc.

501 Boylston Street, Suite 6102

Boston, MA 02116

Re:	Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-267016) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Gelesis Holdings, Inc., a Delaware corporation (the “Company”), of 35,891,461 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be sold from time to time by the selling stockholder listed in the Registration Statement under the caption “Selling Stockholder” (the “Selling Stockholder”), consisting of: (i) 355,361 shares of Common Stock (“Commitment Shares”) issued by the Company to the Selling Stockholder pursuant to the Common Stock Purchase Agreement, dated as of August 11, 2022, by and between the Company and B. Riley Principal Capital II, LLC (the “Purchase Agreement”) and (ii) up to 35,536,100 additional shares of Common Stock (the “Purchase Shares”) to be sold by the Company to the Selling Stockholder from time to time, upon the terms, and subject to the satisfaction of the conditions, set forth in the Purchase Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of our opinion set forth in numbered paragraph 2 below, we have assumed that the Purchase Shares are issued for a price per share equal to or greater than the minimum price, if any, authorized by the Company’s board of directors (or a duly authorized committee of the board of directors) prior to the date of issuance (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Purchase Shares that may be issued for the Minimum Price.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

(1)            The Commitment Shares have been duly authorized and validly issued and are fully paid and nonassessable.

Gelesis Holdings, Inc.

August 25, 2022

(2)            The Purchase Shares have been duly authorized and, when delivered and paid for by the Purchaser in accordance with the Purchase Agreement and in accordance with any reservation of shares or other restrictions or limitations imposed by the Company’s board of directors (or a duly authorized committee of the board of directors) on sales of Purchase Shares by the Company under the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

GOODWIN PROCTER LLP